Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Brilliant Acquisition Corporation on Form S-4 (Amendment No. 3) of our report dated December 29, 2021 with respect to our audit of the consolidated financial statements of Nukkleus Inc. as of September 30, 2021 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, NJ

November 3, 2023